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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of First Data Corporation of our reports dated January 27, 1995 relating to the consolidated financial statements and schedule of First Financial Management Corporation as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994, appearing in the Annual Report on Form 10-K of First Financial Management Corporation for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

                                          Deloitte & Touche LLP

Atlanta, Georgia
September 20, 1995